                                                                   Exhibit (i-3)

                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
                   515 South Flower Street, Twenty-Fifth Floor
                          Los Angeles, California 90071


December 18, 2003

Pacific Capital Funds
111 South King Street
Honolulu, Hawaii

Ladies and Gentlemen:

We have acted as counsel to Pacific Capital Funds, a Massachusetts business trust (the "Trust") in connection with Post-Effective Amendment No. 21 to the Trust's Registration Statement on Form N-1A (Registration No. 33-57684) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the issuance of an indefinite number of certain classes of shares (the "Shares") of beneficial interest of the Pacific Capital Mid-Cap Fund series of the Company (the "Fund").

In our capacity as counsel for the Trust, we have examined the Declaration of Trust of the Trust dated October 30, 1992, as amended (the "Declaration of Trust"), the bylaws of the Trust, as amended, and originals or copies of actions of the Board of Trustees of the Trust, as furnished to us by the Trust, certificates of public officials, and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

Our opinion below is limited to the federal law of the United States of America and the business trust law of the Commonwealth of Massachusetts. We are not licensed to practice law in the Commonwealth of Massachusetts, and we have based our opinion solely on our review of Chapter 182 of the Massachusetts General Laws and the case law interpreting such Chapter as reported in Mass. Gen. Laws Ann. Ch. 182 (West 1998, 2003 Supp.). We have not undertaken a review of other Massachusetts law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

We note that pursuant to certain decisions of the Supreme Judicial Court of the Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be held personally liable as partners for the obligations or liabilities of the trust. However, we also note that Article V,
Section 5.1 of the Declaration of Trust provides that no shareholder of the Fund as such shall be subject to any personal liability whatsoever to any person in connection with the affairs of the Trust, and that all persons shall look solely to the property of the Trust for satisfaction of claims of any nature arising directly or indirectly in connection with the affairs of the Trust. Further, the Trust is required to indemnify and hold each shareholder harmless from and against all claims and liabilities to which the shareholder may become subject by reason of the shareholder's being or having been a shareholder. This indemnification provision requires the Trust to reimburse the shareholder for all legal and other expenses reasonably incurred in connection with any such claim or liability. In addition, Article V, Section 5.5 of the Declaration of Trust provides that every written obligation, contract, instrument, or other undertaking

Pacific Capital Funds
December 18, 2003
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of the Trust may recite that the obligations of the Trust thereunder are not binding upon any shareholder individually, but bind only the Trust.

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, we are of the opinion that the Shares are duly authorized and, when purchased and paid for as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement.

Very truly yours,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP